Exhibit 10.22
September 7, 2010
Mr. Mark G. Stockard
19911 Erika Way
Katy, Texas 77450
Dear Mark:
     As we have discussed, we are pleased to offer you a position with Crestwood Midstream Partners, LLC (Crestwood or the Company). As you know, Crestwood is in the process of acquiring all of the interests in Quicksilver Gas Services LP (NYSE:KGS) held by Quicksilver Resources Inc. We expect that the KGS Acquisition will occur on or about October 1, 2010. Subsequent to closing, Crestwood, and our partner First Reserve Corporation (FRC) will own 100% of the general partner of KGS and approximately 62.5% of the outstanding limited partner units of KGS through our holding company Crestwood Holdings Partners, LLC. In addition to continuing to acquire midstream assets through our partnership with FRC, the Crestwood executive team will become the executive management team for KGS with all the attendant duties and responsibilities regarding a publicly traded master limited partnership. We think your background and experience are particularly well suited for the dual executive responsibilities of Crestwood and KGS and our compensation arrangement with you will reflect performance expectations and incentive compensation opportunities from both entities. It is our strong belief that you will become an integral part of the Crestwood team and that you will benefit from your association with the Crestwood partners, employees and investors. This letter is intended to outline the terms of your employment should you accept.
1.	Position: You will be Vice President — Treasurer and Investor Relations, devoting substantially all of your time to the handling of the treasury, cash management, debt compliance, business planning and budgeting and investor relations matters on behalf of Crestwood, its subsidiaries and affiliates including KGS. In this role, you will be expected to coordinate the relationships with all of Crestwood’s commercial banks and financial cash management institutions, supervise the in-house treasury and cash management functions, direct the Company’s annual budget and business plan process and manage the investor relations of KGS including the preparation and presentation of public materials and disclosures pursuant to SEC and NYSE rules and regulations as required. You will be an integral part of the Crestwood and KGS management team and will participate in all executive, operational and strategic decisions as a part of the Crestwood executive management team.

2.	Start Date: Should you accept this offer, your employment will commence as of October 1, 2010.

3.	Compensation: Your total compensation package shall include (i) annual base salary and annual bonus, (ii) annual KGS equity grant pursuant to KGS’ Second Amended and Restated 2007 Equity Plan (the KGS Equity Plan), (iii) a one-time KGS equity grant pursuant to the KGS Equity Plan, and (iv) a one-time Crestwood Incentive Unit grant representing a “profits interest” in Crestwood pursuant to the Amended and Restated Operating Agreement of Crestwood Midstream Partners II, LLC dated April 30, 2010 (the Crestwood/FRC Agreement). The annual base salary and bonus shall be determined at the sole discretion of the Crestwood Management Committee, of which Robert G. Phillips is a member, as defined in the Crestwood/FRC Agreement. The annual KGS equity grant shall be determined at the sole discretion of the Board of Directors of KGS. Your initial compensation arrangement with the Company shall be as follows:
a.	Annual Base Salary — shall be paid twice monthly in cash at an annualized rate of $220,000. Any adjustments in your base salary thereafter shall be at the discretion of the Crestwood Management Committee.

b.	Annual Bonus — shall be paid annually in cash up to a target bonus amount of 50% of your base salary. Your 2010 annual bonus shall be calculated on a pro-rata basis considering the effective date of your agreement. Your annual bonus shall be determined by the Crestwood Management Committee based upon your individual performance and the Company’s performance (including KGS) relative to approved financial and non-financial goals for the Company as set by the Crestwood Management Committee and/or the Board of Directors of KGS as applicable. Any adjustments in your annual target bonus shall be at the discretion of the Crestwood Management Committee pursuant to the Crestwood/FRC Agreement.

c.	Annual KGS Equity Grant — shall be issued annually in an amount equal to 45% of your base salary (provided, however, that you shall receive an initial Annual KGS Equity Grant, as of your effective date, equal to 125% of your 2010 target equity amount). It is contemplated that the initial equity grant under this provision shall be in the form of a Phantom Unit equity grant, as set forth in Section 8 of the KGS Equity Plan, and shall be subject to grantee’s acceptance of the terms included in a Phantom Unit Award Agreement. Any equity grant issued shall be pursuant to the terms and conditions of the KGS Equity Plan including a three-year vesting period and shall be at the sole discretion of the Crestwood Management Committee and/or the Board of Directors of KGS as applicable.

d.	One-time KGS Equity Grant — shall be issued at your effective date in the amount of $100,000 of KGS Restricted Units, with distribution rights, to compensate you for the forfeiture of your current Buckeye Pipeline Partners LP equity grant of 2,600 restricted units with an approximate value of $164,000. Any Restricted Unit grant hereunder shall be pursuant to Section 7 of the KGS Equity Plan and shall be subject to grantee’s acceptance of the Restricted Unit Grant Award Agreement which shall include but not be limited to a three-year vesting period.

e.	One-time Crestwood Incentive Unit Grant — shall be issued at your effective date pursuant to the Crestwood/FRC Agreement in an amount equal to 20,000 Crestwood Incentive Units. The grant of Crestwood Incentive Units shall represent a “profits interest” in the Company and shall be made pursuant to and shall be conditioned upon grantee’s acceptance of an Equity Agreement which shall describe the terms and conditions of the grant including but not limited to vesting, repurchase rights, forfeiture and transfer obligations.
4.	Expenses: You will be entitled to reimbursement for such reasonable travel and other expenses incurred in the performance of your duties, provided such expenses are documented as required by federal tax laws and rules.

5.	Benefits: During your employment, you will be entitled to participate in Crestwood’s comprehensive benefit program which includes medical, dental, vision, disability, 401(k) and other benefit plans. A copy of our benefit summary is attached hereto. Additionally, you shall be entitled to up to 4 weeks per year time off for vacations and up 10 days per year for sick days and holidays.
     By signing this letter, you agree that this position is for no set term and that our employment relationship is strictly voluntary and at-will on both sides. This offer is further subject to your execution and delivery of the various equity grant or award agreements as described hereinabove.
     Please evidence your agreement with the foregoing by signing below and returning a copy to me at 717 Texas Avenue, Suite 3150, Houston, Texas 77002.

Sincerely,

CRESTWOOD MIDSTREAM PARTNERS, LLC
By:	/s/ Robert G. Phillips
Robert G. Phillips
President and CEO

ACKNOWLEDGED AND AGREED
THIS 17th DAY OF SEPTEMBER
/s/ Mark Stockard

MARK STOCKARD